Exhibit 99.1

ENERGY SERVICES OF AMERICA ACQUIRES CERTAIN ASSETS FROM RYAN ENVIRONMENTAL

Huntington, WV  August 11, 2022- Energy Services of America (the “Company” or “Energy Services”) (NASDAQ: ESOA), announced that its newly formed subsidiary, Ryan Construction Services Inc. (“Ryan Construction”) acquired certain assets, including equipment, vehicles, and small tools, of Ryan Environmental, LLC (“Ryan Environmental”), Bridgeport, WV, for $1.8 million in cash pursuant to an order issued by the United States Bankruptcy Court for the Northern District of West Virginia (the “Court”) on August 9, 2022.

Also included in the order was the acquisition of certain assets, including equipment and small tools, of Ryan Environmental Transport, LLC (“Ryan Transport”), located in Bridgeport, WV, for $1.0 million in cash. While included in the order and under common ownership with Ryan Environmental, Ryan Transport’s assets were not being held by the bankruptcy estate. The Court also issued a separate order that directed Ryan Environmental to surrender all vehicles being leased from Enterprise Fleet Management, which will be leased in a new agreement by Energy Services. The fair market value of the leased vehicles is approximately $1.1 million.

Ryan Construction will lease Ryan Environmental’s former offices in Bridgeport, WV from the property owners under a new agreement and begin work immediately with Ryan Environmental’s former customers under new Master Service Agreements. Former employees of Ryan Environmental will be offered an employment opportunity with Ryan Construction.

Douglas Reynolds, President, commented on the announcement. “This is an exciting day for Energy Services. Our new subsidiary, Ryan Construction, will open a new geographic market in northern West Virginia as well as broaden the services offered by Energy Services. In addition to gas distribution services, Ryan Construction will bring new markets with cathodic protection, heavy civil, and broadband construction services.”

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 800+ employees on a regular basis. The Company’s core values are safety, quality, and production.

Certain statements contained in the release including, without limitation, the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans, the effect of the COVID-19 pandemic, the integration of acquired business and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America

Contact: Douglas Reynolds, President

304-522-3868